                                                                    EXHIBIT 20.1

Final


PRESS CONTACT:                          INVESTOR RELATIONS CONTACT:
Jeanette Gibson                         Roberta De Tata
Cisco Systems, Inc.                     Cisco Systems, Inc.
(408) 525-8965                          (408) 527-6388
jegibson@cisco.com                      rdetata@cisco.com

ANALYST RELATIONS CONTACT:
Art Rangel

Cisco Systems, Inc.
(408) 853-5705
arangel@cisco.com

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             CISCO SYSTEMS COMPLETES ACQUISITION OF ALTIGA NETWORKS

     SAN JOSE, Calif., March 30, 2000 -- Cisco Systems, Inc., today announced it has completed the acquisition of Altiga Networks of Franklin, MA.

     On January 19, 2000, Cisco announced a definitive agreement to acquire
Altiga Networks. This acquisition enhances Cisco's New World VPN (Virtual
Private Networks) offering by providing enterprise and service provider customers with industry-leading remote access and extranet solutions. This acquisition is being accounted for using pooling accounting.

ABOUT CISCO SYSTEMS

     Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.


                                      # # #

Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. and/or its affiliates in the U.S. and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.